Exhibit 10.4
December 14, 2021

Gregory Bryant
17301 Canal Circle
Lake Oswego, OR 97035

Dear GB:
It is our great pleasure to offer you employment to join Analog Devices, Inc. (the “Company”) as Executive Vice President and President of Business Units, reporting to Vincent Roche, the Company’s President and Chief Executive Officer. Your start date will be no later than March 14, 2022.
Cash Compensation
•Base Salary. You will be paid at the bi-weekly rate of $28,846.15, which is annualized at $750,000.

•Bonus. In addition to your base salary, you will be eligible to participate in the Company’s Executive Performance Incentive Plan (the “Plan”), which is currently based on the Company’s overall financial performance. Note that in the second half of FY22, we expect to add a personal component to the bonus achievement calculation for all executives. Your bonus target under the Plan will be 150% of your base salary. You are eligible to participate in the Plan beginning on the first date of your employment. Bonuses are paid out semiannually, in June and December of each year.

•First year bonus guarantee. For fiscal year 2022 only, we will guarantee that your bonus will pay out at a minimum of 1.4X, prorated to your start date. For purposes of clarity, if ADI’s bonus payout for the full year to all employees is at a factor of 1.4X or greater, you will receive a bonus paid at the applicable rate to all employees. However, in the event that the factor for ADI’s bonus payout is less than 1.4X for the full 2022 fiscal year, then we will pay you an amount equal to the difference between the full year payout factor and the 1.4X target. If this payment is due to you, we will pay the amount in December 2022, on the same date as we pay all U.S. employees their second-half bonus.
Equity Grants
Sign on Equity Grant. You will receive equity awards with an aggregate grant date value of $24 million under the terms of the Analog Devices, Inc. 2020 Equity Incentive Plan (the “EIP”). These awards will be comprised of the following:

Analog Devices, Inc. | One Analog Way | Wilmington, MA 018876 | U.S.A | Tel: 781.329.4700

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A restricted stock unit award (“RSU award”) with a grant date value of $5 million, vesting in equal annual installments of 25% per year of the total RSU awarded, beginning on the first anniversary of the grant date.

•An RSU award with a grant date value of $5 million, vesting in full on the third anniversary of the grant date.

•A performance-based RSU award (“PRSU award” and, together with the RSU awards, the “Sign-On Awards”) with a grant date value of $14 million. The number of shares subject to the PRSU award that may be earned will range from 0% to a maximum of 150% of the target amount, and will vest subject to the attainment of the following target share price thresholds during the four-year performance period following the grant date:

◦75% of the shares subject to the PRSU award will vest if the average closing stock price of the Company’s Common Stock over 70 consecutive trading days is equal to or exceeds $200 during the performance period; and

◦the remaining 75% of the shares subject to the PRSU award will vest if the average closing stock price of the Company’s Common Stock over 70 consecutive trading days during the performance period is equal to or exceeds $220.
The grant date of these awards will be the 15th day of the month following the first date of your employment or the next trading day of the NASDAQ, as applicable.
Calculation Methodology. To determine the number of shares of equity awarded, the value of the award is divided by the fair market value (FMV) of each share award type. The FMV considers a variety of factors including the price and volatility of the Company’s stock around the time of the grant, the value of the dividend and interest rates, Monte Carlo simulations and Black-Scholes valuation methodology as applicable.
Post-Employment Vesting of Sign On Equity in Limited Circumstance. If your employment with the Company is terminated without cause, the Sign-On Awards will continue to vest following the termination of your employment from the Company on the schedule set forth above. The PRSU Award will vest according to achievement of the performance criteria set forth above. This post-employment vesting will be conditioned on your entering into a general release of all claims and separation agreement on the Company’s standard form.
Focal Grant. At the Company’s next annual focal cycle (currently anticipated to be in April/May 2022), you will receive an equity award having an aggregate grant date value of $7.5 million. The equity award will be comprised of the same types of equity received by other executives reporting to the CEO. Since 2019, our executive equity awards have been comprised of the following;

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•25% of the total grant date value in the form of stock options, which vest in equal installments over four years on each anniversary of the grant date;

•25% of the total grant date value in the form of time-based RSUs, which vest in equal installments over four years on each anniversary of the grant date;

•25% of the total grant date value in the form of PRSUs, which vest in the range of 0% to 200% of the target award issued on the third anniversary of the grant date (based on the Company’s total shareholder return, or TSR, compared to the median TSR of a comparator group of companies over a three-year performance period);

•25% of the total grant date value in the form of PRSUs, which vest in the range of 0% to 200% of the target award issued on the third anniversary of the grant date (based on the Company’s achievement of one-year, two-year cumulative and three-year cumulative operating profit over a corresponding one year, two-year cumulative and three-year cumulative performance period).
The Company’s Compensation Committee has full discretion in determining the composition of annual executive equity awards. There is no guarantee that the composition of executive equity awards in 2022 (or in subsequent years) will be identical to the formula and equity types described above.
Additional features of your employment at ADI.
•You will be provided with the Company’s standard Employee Retention Agreement for executive officers which provides that, in the event of a Change of Control occurs, you will be paid an amount equal to the sum of (A) 299% of the higher of (i) your annual base salary in effect at the Date of Termination or (ii) your annual base salary in effect immediately prior to the Change of Control, plus (B) 299% of the aggregate cash bonuses paid or awarded to you in respect of the four fiscal quarters preceding the Date of Termination, plus (iii) the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months. We will provide you with our form of Employee Retention Agreement prior to your start date.

•You will be eligible for the Company’s Deferred Compensation Program and will receive further information regarding this benefit in the near future.

•You will also be eligible to participate in various employee benefit programs, including group health, life, and disability insurance; and a retirement savings plan with a generous Company contribution beginning upon hire and participation in the Plan. More detailed information about Analog’s benefit programs can be found at our Benefit for Life website at http://benefits.analog.com/adi-benefit-summaries.html.

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The Company’s offer of employment is contingent upon verification of employment information provided in your employment process, successful completion of a background check as determined by the Company, proof of employment eligibility, and signing of our Employee Confidentiality and Developments Agreement, a copy of which will be separately provided to you before your start date.

Your employment relationship with Analog Devices will be on an “at will” basis. This means either you or the Company may terminate the employment relationship at any time, for any reason, or without a reason, and without prior notice. No one at the Company has the authority to alter your “at will” status other than the Chief Executive Officer, which in such cases must be done in a signed written agreement.
This offer letter is not a contract. The Company reserves the right to amend or terminate any of the above-described programs, plans, or policies at any time and from time to time. This means that policies, compensation and benefits may be amended or terminated at the Company’s discretion.
This offer of employment is not based on your possession of or access to any proprietary information belonging to your current or previous employers. When you accept this offer of employment and join us, the Company directs that you do not disclose any such information or bring materials belonging to any former employer or use any such materials while in the Company’s employ. Further, you represent and warrant to the Company that you are not bound by any restrictions or covenant not to compete that would prevent you from performing your expected job duties at the Company.
GB, we believe you will be an excellent addition to the Analog Devices executive team and look forward to your starting with us. We are certain you will find your employment with Analog Devices both challenging and rewarding.
If you have any questions or concerns, please do not hesitate to contact me. This offer letter expires on January 8, 2022.
Very truly yours,

By:	/s/ Margaret Seif
Margaret Seif
Senior Vice President and Chief People Officer

I accept the above offer and will begin my employment on No later than March 14th , 2022.

Signature:	/s/ Gregory Bryant	Date:	01/05/2022
Gregory Bryant